SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM 15
Certification and Notice of Termination of Registration  under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.
                         Commission File Number:  0-19197
         IDS/Shurgard Income Growth Partners L.P. III
    (Exact name of registrant as specified in its charter)

                 1201 Third Avenue, Suite 2200
                      Seattle, WA  98101
                        (206) 624-8100
 (Address, including zip code, and telephone number, including area code, of
           registrant's principal executive offices)

             Units of Limited Partnership Interest
   (Title of each class of securities covered by this Form)

                             None
(Titles of all other classes of securities for which a duty to file reports under
                section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [x]    Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6            [ ]
        Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date: 0
(IDS/Shurgard Income Growth Partners L.P. III was merged into Shurgard Storage Centers, Inc. on November 14, 1996)
Pursuant to the requirements of the Securities Exchange Act of 1934, Shurgard Storage Centers, Inc. (as the successor to IDS/Shurgard Income Growth Partners L.P. III) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   November 14, 1996      BY:  SHURGARD STORAGE  CENTERS, INC.

                               By:    /s/ Charles K. Barbo
                                      Charles K. Barbo
                                      Its Chief Executive Officer